SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


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          Rule 14a-6(e)(2))

[  ]      Definitive Proxy Statement

[X ]      Definitive Additional Materials

[  ]      Soliciting Material Pursuant to Rule 14a-12


                              NET PERCEPTIONS, INC.
                (Name of Registrant as Specified in Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                                                           FOR IMMEDIATE RELEASE

Contact:

Tom Donnelly
President and Chief Financial Officer
Net Perceptions, Inc.
952-842-5400
tdonnelly@netperceptions.com



           NET PERCEPTIONS SPECIAL MEETING OF STOCKHOLDERS ADJOURNED;
             MEETING TO RECONVENE ON MARCH 23, 2004; COMPANY URGES
              STOCKHOLDERS TO VOTE IN FAVOR OF PLAN OF LIQUIDATION

MINNEAPOLIS - Net Perceptions, Inc. (Nasdaq: NETP) today announced that its special meeting of stockholders convened at the Company's headquarters this morning has been adjourned, as there were not enough shares present at the meeting to constitute a quorum for the transaction of business. The adjourned special meeting will be reconvened at 10:00 a.m. Central Standard Time on Tuesday, March 23, 2004 at the Company's headquarters located at 7700 France Avenue South, Edina, Minnesota. The original record date of January 13, 2004 will apply to the reconvened meeting.

Tom Donnelly, the Company's President and Chief Financial Officer, stated "I strongly urge stockholders to return their proxy cards immediately with a vote in favor of the board-recommended plan of liquidation. We want stockholders to know that every vote counts. Because approval of the plan of liquidation requires the affirmative vote of a majority of the outstanding shares of our common stock, stockholders who do not return their proxy card or do not come to the special meeting to vote in person are effectively voting against the plan of liquidation. In the interest of resolving the Company's future in the near term, we sincerely hope that all stockholders will promptly cast their vote in favor of the plan of liquidation."

The Company also said that stockholders who need additional copies of the Company's definitive proxy statement and proxy card previously sent to stockholders and filed with the Securities and Exchange Commission should contact the Company's President at (952) 842-5400.